                              EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT ('Agreement') is entered into as of the 24th day of July, 1995, by and between VENTURA ENTERTAINMENT GROUP LTD., a Delaware corporation (the 'Company') and its wholly-owned subsidiary, SOUNDVIEW MEDIA INVESTMENTS, INC. (the 'Broadcast Subsidiary'), on the one hand, and STEVEN M. FRIEDHEIM ('Executive'), on the other hand.


                              W I T N E S S E T H:


      WHEREAS, the Company and Broadcast Subsidiary desire to employ Executive as the President and Chief Executive Officer of the Broadcast Subsidiary, and Executive hereby accepts such employment, all on the terms and conditions set forth below.

      NOW,   THEREFORE,   in   consideration of the employment of Executive, and
the  promises  and   mutual  covenants  and  agreements  herein  contained,  the parties agree as follows:


      1. Definitions.

      (a) The term 'Acceleration Event' shall mean (i) a significant change (as specifically expressed or implemented by the Board of Directors of the Broadcast Subsidiary) in the nature or scope of Executive's authorities, powers, functions or duties from those normally applicable for a comparable broadcast executive (President/CEO) in the industry, or (ii) that there is imposed upon Executive a requirement that Executive move his principal office out of the Nashville, Tennessee area.

      (b) The term Base Cash Flow' shall mean the cash flow of WHOA-TV, Montgomery, Alabama for the twelve-month period immediately preceding the date of this Agreement and the cash flow of any Station(s) (as defined below) hereinafter acquired for the twelve-month period preceding such acquisition(s), in each case calculated as provided in Section 1(c) immediately below. The increase in Base Cash Flow for acquired Station(s) shall be effective beginning in the Contract Year of the acquisitions(s). If any Station(s) are sold or otherwise disposed of, Base Cash Flow shall be reduced by the amount attributable to such Station(s) (prorated to the date of sale or disposition).

      (c) The term 'Cash Flow' shall mean during any Contract Year or part thereof, the combined broadcast cash flow of all Stations for such period determined in accordance with broadcast industry standards, as follows: operating income after cash program costs and interest payments on debt, but before principal payments on debt, depreciation, amortization and taxes.


      (d) The term 'Cause' means embezzlement; the commission of a felony; intentionally furnishing information to the Board of Directors of the Company or the Board of Directors of the Broadcast Subsidiary (the 'Company Board' and 'Subsidiary Board' respectively) which is material in respective matters being considered by such Boards and is known by Executive to be false or incorrect without disclosing such falseness or incorrectness; the failure to follow the written instructions of the Chairman/Chief Executive Officer of the Company (provided that such instructions shall not create any performance standard for purposes of 'Cause' hereunder); the material breach of this

Agreement or written rules, regulations or policies of the Company or Broadcast Subsidiary which are uniformly applied to all employees of the Company or Broadcast Subsidiary, or which written rules, regulations and policies are promulgated for general application to officers or directors of the Company or Broadcast Subsidiary; or the repeated or habitual intoxication or drug use while on the Company's or Broadcast Subsidiary's premises or while performing duties hereunder after the Company or Broadcast Subsidiary has provided, at its cost, reasonable rehabilitation services for Executive such that the Broadcast Subsidiary determines in good faith that Executive is impaired from performing his duties as required hereunder.


      (e) The term 'Competing Business' means any person, concern or entity which is engaged in or conducts a television broadcast property other than a corporation listed on a national stock exchange in which the employee owns a less than 5 interest.


      (f) For purposes hereof a 'Change of Control' shall occur if at any time during the term of this Agreement either the Company or Broadcast Subsidiary shall (i) consolidate with or merge into another corporation and the Company or Broadcast Subsidiary, or a subsidiary of the Company or Broadcast Subsidiary, shall not be the surviving corporation and, following such merger or consolidation, the executive officers of the Company or of the Broadcast Subsidiary are comprised of persons, a majority of whom were not officers of the Company or Broadcast Subsidiary, respectively, prior to such merger or consolidation; (ii) in the case of the Company, have a majority of its stock sold in a single transaction or in a series of transactions, the result of which is to consolidate the ownership of such stock in a single person or group of persons acting in concert, and in the case of the Broadcast Subsidiary, have a majority of its stock held by a person or entity other than the Company; provided, however, that the acquisition of a majority of the Company's stock by Trivest Financial Services Corp. ('Trivest') shall not, for purposes of this clause (ii), be a 'Change of Control'; (iii) convey all, or substantially all, of its assets to another corporation, entity, or person, the ownership of which is not substantially similar to that of the Company or Broadcast Subsidiary, respectively, prior to such conveyance; provided, however, this clause (iii) shall not be applicable if one or more Stations are sold as long as the Broadcast Subsidiary owns and operates at least one Station; or (iv) have executive officers of the Company and directors on the Subsidiary Board, as a group, comprised of persons, a majority of whom are not members of such group on the date hereof.


      (g) 'Confidential Information' means any material data or information relating to the Company or Broadcast Subsidiary and not generally known to the public or, prior to the date hereof, known by Executive. To the extent consistent with the foregoing, Confidential Information includes, without limitation, the Company's and Broadcast Subsidiary's: (i) cost data; (ii) programming decisions; (iii) advertising and customer lists; (iv) financial information that has not been released to the public by the Company or Broadcast Subsidiary; and (v) future business plans, marketing strategies and advertising and promotional campaigns.


      (h) The term 'Contract Year' shall mean each calendar year. For 1995, 'Contract Year' shall mean the period from the date of this Agreement until December 31, 1995.


      (i) The term 'Disability' means the inability of Executive to perform his duties under this Agreement in a manner consistent with what is normally required of an employee holding a similar position in similarly situated companies as a result of Executive's suffering from an illness or physical or mental impairment with such inability expected to continue, based upon the independent advice of a physician selected by the Subsidiary Board, for a period of at least one year.


      (j) The term 'Equity Appreciation' of the Broadcast Subsidiary shall mean the increased value (determined pursuant to Exhibit A hereto and the provisions herein) of all television stations owned, operated or managed by the Company or the Broadcast Subsidiary or any of their divisions, affiliates (except Trivest) or subsidiaries ('Stations') and any and all other assets (except those excluded on Exhibit B hereto) of the Broadcast Subsidiary from the date of this Agreement and, with respect to Stations acquired after the date hereof, from the date of such acquisitions, until the date of expiration hereof or termination of Executive's employment by any party for any reason other than by the Broadcast Subsidiary for Cause.

      The increased value of the Stations and other assets of the Broadcast Subsidiary as of the date of expiration hereof or termination of Executive's employment shall be the value as agreed upon by the Subsidiary Board and Executive. The Broadcast Subsidiary and Executive shall use their best efforts to reach an agreement as to such value. If, however, they cannot agree upon such value, then such value shall be determined by three (3) independent appraisers paid for by the Company, with one appraiser to be selected by the Company, one appraiser to be selected by Executive, and the third appraiser to be selected by the other two appraisers. The Subsidiary Board and Executive shall either agree on a value or designate appraisers within ninety (90) days of the expiration hereof or termination of employment. The appraisers, if applicable, shall choose a third appraiser within thirty (30) days of their designation. The three appraisers shall render their decision within thirty (30) days after the date of selection of the third appraiser. The increased value of the Stations and other assets of the Broadcast Subsidiary as of the date of expiration or termination of employment shall be the appraised value determined by the appraiser whose appraisal is neither the highest nor the lowest; provided that, in the event that two appraisers determine the same value which is higher than the value determined by the remaining appraiser, the value determined by the two appraisers who are in agreement shall be the appraised value.

      In determining the increased value of the Stations and other assets of the Broadcast Subsidiary as of the date of expiration or termination, the Executive and the Subsidiary Board or the appraisers, as the case may be, shall use the formula attached hereto as Exhibit A and consider any other financial benefits and burdens of the Broadcast Subsidiary and Stations to the Company and such other factors considered relevant in the industry, all in a fair and equitable manner as they shall reasonably determine. All properties and other assets of the Stations or otherwise relating to the business of the Broadcast Subsidiary shall be considered assets of the Broadcast Subsidiary for purposes of making the foregoing determinations, whether or not such assets are held in the name of the Broadcast Subsidiary (provided that such assets shall not include the assets listed on Exhibit B). Executive and the appraisers shall, during normal business hours including during the period after this Agreement expires or terminates, have access to all books and records necessary to fix the value of the Stations and other assets of the Broadcast Subsidiary as aforesaid; provided, however, in no event shall Executive or the appraisers disclose such information to any third party other than the Executive's representatives and the court in any action regarding the terms of this Agreement without the written consent of the Company or Broadcast Subsidiary, and said information shall be treated in all respects as confidential.


      (k) The term 'Incentive Compensation' as used herein shall mean the amount to be paid by the to Executive equal to the following percentages of the Cash Flow in each Contract Year in excess of Base Cash Flow in each Contract Year determined as provided in this Agreement (no Incentive Compensation shall be paid for any Contract Year in which Cash Flow does not exceed Base Cash Flow):



              Cash Flow in
         Excess of Base Cash Flow               Percent
         -------------------------              -------
             First $1,000,000                     7.5%
         $1,000,000 to $2,000,000                 10%
          amount over $2,000,000                 12.5%



      (1) The term 'Stations' shall have the meaning ascribed in Section 1(j) above.

      (m) The term 'Territory' as used herein means the ADI of each Station during the term hereof, and for the period after the termination or expiration hereof, each licensed television station as of the date of termination or expiration, provided, however, that if at the time of termination or expiration hereof the Company, the Broadcast Subsidiary or their divisions, affiliates or subsidiaries own, operate or manage more than eight (8) Stations in the aggregate, only the ADI of eight (8) Stations (designated by the Company at the time of termination or expiration) shall constitute the Territory.


         2. Term and Duties.

      (a) Executive shall serve the Company and Broadcast Subsidiary as the President and Chief Executive Officer of the Broadcast Subsidiary, but regardless of Executive's title, he shall not be required to report to any person or entity other than the Chairman/Chief Executive Officer of the Company, the Chief Operating Officer of the Company, and the Subsidiary Board. All employees of the Broadcast Subsidiary (and of the Company and its divisions, affiliates and other subsidiaries when working on matters relating to the Broadcast Subsidiary or the Stations, in addition to and not in lieu of any other reporting channels for such other employees) shall report to Executive. The financial personnel of the Broadcast Subsidiary shall also be responsible to the Chief Financial Officer of the Company, in addition to their direct and primary reporting responsibilities to Executive. This Agreement shall be for a term of four (4) Contract Years commencing on the date hereof and thereafter shall automatically renew for successive periods of two (2) Contract Years unless the Broadcast Subsidiary or Executive shall give notice of non-renewal to the other not later than one hundred eighty (180) days prior to the expiration of the then current term.

      (b) During the term hereof, Executive shall, without additional compensation other than travel expense reimbursement: (i) serve as a full voting director on the Subsidiary Board, and (ii) receive notice of and have the right (and if reasonably available, the obligation) to attend, without the right to vote, the meetings of the Company Board. Executive shall have the duties of leadership and responsibility normally associated with his office. The Broadcast Subsidiary shall handle all matters relating to the Stations and the Broadcast Subsidiary's other business, and Executive shall be responsible for all decisions relating to the Stations and such other business. Executive and the other members of the Subsidiary Board shall jointly set the strategic direction of the Broadcast Subsidiary. Executive shall, at the beginning of each year, provide a budget and plan for the Broadcast Subsidiary and shall submit such budget and plan to the Subsidiary Board for approval. Executive's prerogatives shall include the negotiation and execution of contracts on behalf of the Company and Broadcast Subsidiary in the ordinary course of business of the Stations and Broadcast Subsidiary; provided, however, that any contract not within the budget or plan approved by the Subsidiary Board and which would require approval under the Company's written financial policies shall require the approval of the Chairman/Chief Executive Officer or Chief Operating Officer of the Company or the Subsidiary Board. Notwithstanding the foregoing, programming agreements not involving a change in network affiliation or the routine pre-emption of a network show shall not require such approval. Executive's prerogatives shall also include the employment, supervision and termination of personnel required for the operation and management of the Stations and Broadcast Subsidiary. Executive shall also have such other reasonable duties consistent with his position as may from time to time be reasonably assigned to him by the Subsidiary Board. The Company or Broadcast Subsidiary shall provide Executive with a full-time secretary (both before and after the relocation referred to below) to assist him in the performance of his duties.

      (c) For so long as Executive is employed hereunder, Executive agrees to devote his time, energy and skill to the performance of the duties of his employment, and not to engage directly or indirectly in any other active work, but time for vacations, holidays, sick time and time spent for civic and charitable activities is excepted.

      (d) The Company and Broadcast Subsidiary shall indemnify Executive (and advance any and all expenses) to the full extent permitted by Section 145 of the Delaware General Corporation Law (if the Broadcast Subsidiary is organized in another jurisdiction, then the corresponding provision in such jurisdiction) and any successor provision. Such indemnification and advancement shall survive the termination or expiration hereof. To the extent maintained for any executive officer of the Company or Broadcast Subsidiary, the Company or Broadcast Subsidiary shall maintain errors and omissions insurance covering Executive with respect to the discharge of his duties hereunder.

      3. Compensation and Benefits.

      (a) Effective as of the date hereof Executive shall receive a base salary ('Base Salary') in the amount of $207,200 per year, provided, however, that, during the term hereof, the Base Salary then in effect shall be increased by $25,000 for the first additional Station other than WTWC-TV in Tallahassee (i.e., the first Station in addition to WHOA-TV other than WTWC-TV), and by $25,000 for each subsequent additional Station (up to five such additional Stations in the aggregate) acquired, owned, operated or managed by the Company, the

Broadcast Subsidiary or any of their divisions, affiliates (except Trivest) or subsidiaries to compensate Executive for the increased responsibilities he will assume with respect to such additional Stations. The increase will become effective upon the date of such acquisition or commencement of ownership, operation or management. The Base Salary will not be decreased if additional Station(s) are sold. If more than five additional Stations are acquired during the term hereof, the Subsidiary Board shall determine an equitable increase to the Base Salary, if necessary, so that it is consistent with salaries prevailing in the market for executives with similar responsibilities. Notwithstanding the foregoing the Base Salary shall be increased to a minimum of $232,200 effective July 1, 1996 and $282,200 effective July 1, 1997 if it has not otherwise been increased to at least such levels through the acquisition, ownership, operation or management of additional Stations. The Company or Broadcast Subsidiary shall pay the Base Salary bi-weekly in accordance with its personnel practices. Any increases to the Base Salary not provided for in this Section shall be at the sole discretion of the Subsidiary Board.


      (b) Within thirty (30) days from the date hereof the Company or Broadcast Subsidiary will reimburse Executive for his reasonable legal fees and other costs associated with negotiating, drafting and entering into this Agreement.


      (c) Executive  shall also be entitled to Incentive  Compensation,  if Cash
Flow exceeds Base Cash Flow in a Contract Year. Executive's Incentive Compensation, if any, shall be paid by either the Company or Broadcast Subsidiary between January 1 and March 15 of the year following the Contract Year to which it relates. Notwithstanding any other provision hereof, after the expiration hereof or termination of Executive's employment by any party for any reason other than by the Broadcast Subsidiary for Cause, Executive shall be entitled to receive his proportionate share of Incentive Compensation (i.e., calculated through the date of termination or expiration for the Contract Year in which the termination or expiration of employment occurs). For any partial Contract Year, including 1995, or Contract Year in which a Station is acquired, Cash Flow shall be annualized. Incentive Compensation for any partial Contract Year (e.g., 1995), if any is payable, shall be prorated.


      (d) Executive shall be entitled to two (2) weeks of vacation following each six (6) months of service hereunder.


      (e) During the term hereof Executive shall, except to the extent not available (at a reasonable cost) due to Executive's noninsurability or to nondiscrimination provisions under applicable law, be entitled to participate in any and all benefits from time to time afforded to senior management employees of the Company, including, by way of example and not limitation, health, accident, hospitalization, disability and life insurance programs, pension plan and other similar employee fringe benefit plans. Executive shall participate in such benefits, plans and programs to the same level and extent as the Company's most senior officer.

      (f) The Company prefers to establish the headquarters of the Broadcast Subsidiary in Nashville, Tennessee and Executive is willing to relocate to Nashville prior to August 15, 1995 (beginning of his daughter's school year). The Company or Broadcast Subsidiary shall provide a customary executive relocation package which shall include reimbursement of all direct and indirect costs associated with the relocation, such as moving expenses for Executive's family and household belongings (Executive shall obtain a reasonable number of estimates and submit them to the Company for approval), a housing allowance of $3,000/month until Executive's current residence is sold or the first anniversary of this Agreement, whichever occurs first, start up fees and payments (estimated at $10,000), house hunting trips and other items covered in customary executive relocation packages. If desired by Executive or the Company, the Company shall hire an independent consultant to assist in determining the relocation package. During the period prior to any relocation, the Company or Broadcast Subsidiary shall reimburse Executive (up to $2,000 per month) for the lease and related expenses of the office in Augusta, Georgia. Executive shall submit documentation for such expenses to the Company.



      (g) Executive shall have a twenty percent (20%) interest in the Equity Appreciation of the Stations and Broadcast Subsidiary the 'Interest'). Upon the expiration of this Agreement or in the event of the termination of Executive's employment by any party for any reason other than by the

Broadcast Subsidiary for Cause, Executive shall be paid an amount equal to the Interest (20% times the Equity Appreciation of the Stations and Broadcast Subsidiary as of the date of such termination or expiration). Such payment shall be made within one hundred fifty (150) days of the termination or expiration provided, however, that fifty percent (50%) of the amount, if any, over $250,000 (the 'Deferred Portion') may, at the Company's option, be paid on the first anniversary of the first payment (i.e., not later than 515 days from the termination or expiration) provided, further, that the Deferred Portion shall be evidenced by a negotiable promissory note bearing interest at the prime rate as announced by Citibank, NA and secured by a letter of credit each in form reasonably acceptable to Executive. In the event that payments are due on account of the Executive's death, payment shall be made to the Executive's surviving spouse to whom he was married at his date of death or, if none, to his estate.



      (j) Executive shall receive options to purchase a not less than 200,000 shares of stock of the Company which shall be on the terms and vest pursuant to the schedule attached as Exhibit C. The Company Board may, in its discretion, increase the number of options issued to Executive. The exercise price per share of all options shall be equal to the greater of $2.50 and the fair market value on the date the options vest.

      4. Expenses.

      Executive shall be reimbursed by either the Company or Broadcast Subsidiary for travel, entertainment and other expenses reasonably incurred in connection with the performance of his duties hereunder within 30 days of submission of supporting documentation therefor.

      Executive and the Subsidiary Board shall establish a budget or estimates for travel and other expenses which they anticipate will be incurred in connection with identifying, negotiating and acquiring Stations and arranging for the financing of such acquisitions.

      5. Confidential Information.

      During the term of this Agreement and for the one year period following the termination or expiration of this Agreement for any reason whatsoever, Executive will not disclose to anyone, and will not use, modify or adapt (except in the course of performing Executive's duties hereunder any Confidential Information of the Company or Broadcast Subsidiary, without first obtaining the Company's or Broadcast Subsidiary;s written consent.

      6. Records. All records of the Company and Broadcast Subsidiary and their divisions, affiliates and subsidiaries, files, reports, price lists, lists, documents and like items, and all copies thereof, relating to their business or Confidential Information, which shall be prepared by Executive or which shall be disclosed to or which shall come into the possession of Executive, shall be and remain the sole and exclusive property of the Company and Broadcast Subsidiary. Executive agrees that upon the termination or expiration of his employment hereunder, or at any other prior time, he will upon request promptly deliver to the Company or Broadcast Subsidiary the originals and all copies of any of the foregoing that are in his possession, custody or control, and any other property belonging to the Company or Broadcast Subsidiary.



      7. Cooperation. Executive agrees to cooperate both during this Agreement and for up to three (3) years following the termination or expiration of this Agreement for any reason whatsoever, to the extent and in the manner reasonably requested by the Company or Broadcast Subsidiary, in the prosecution or defense of any claims, litigation (other than litigation brought by the Company or Broadcast Subsidiary against Executive or by Executive against the Company or Broadcast Subsidiary) or other proceeding involving property of the Company or Broadcast Subsidiary or Confidential Information provided that such cooperation is not adverse to Executive's interest, does not require a significant amount of time or travel, and does not interfere with the performance of Executive's obligations to his then current employer or business. The Company shall reimburse Executive for all expenses and other costs incurred by Executive in performing under this Section 7.

      8. Noncompetition. Executive covenants and agrees that during the Restricted Period he will not, within the Territory, without the prior written consent of the Company or Broadcast Subsidiary, for himself, or as a consultant, or as a management, supervisory or executive employee, or as the owner of any company or interest therein (other than an interest of less than 5% in a public company), partnership or business concern, engage in a Competing Business. For purposes hereof the 'Restricted Period' shall mean the period of Executive's employment hereunder and, if Section 10(b) below is applicable, then also during the period provided therein, and if Section 10(b) is not applicable, then during the one
(1) year period after the termination of employment.


      9. Nonsolicitation of Employees. Executive covenants and agrees that during his employment hereunder and for a period of one (1) year following the termination of employment for any reason whatsoever, he will not, on his own behalf or in the service or on behalf of others, recruit to hire any person employed by the Broadcast Subsidiary.


      10.  Termination.

      (a) The employment of Executive under this Agreement may be terminated prior to the end of the regular term hereof by the Broadcast Subsidiary (i) in the event of Executive's Disability by written notice from the Broadcast Subsidiary or (ii) for Cause after giving Executive thirty (30) days' written notice and opportunity to cure, such notice to be served personally or in accordance with Section 12 hereof, and with such Cause being specified in the notice.

      (b) In the event of the termination of Executive's employment either by the Company or Broadcast Subsidiary for any reason other than by the Broadcast Subsidiary for Cause, or by

Executive following a Change of Control or an Acceleration Event, Executive shall be entitled, without any obligation to mitigate and in addition to any and all other amounts owed to him, to receive his Base Salary following the termination of his employment for the period equal to the greater of (i) twelve
(12) months and (ii) the remainder of the initial term of this Agreement (with payment of said Base Salary to be made as if such employment had not been terminated).

      (c) The obligation of the Company and Broadcast Subsidiary to indemnify or pay amounts to Executive or his estate pursuant to this Agreement, and the covenants of the Executive contained in Sections 5, 6, 7, 8, and 9, shall survive the termination of this Agreement.

      11. Remedies.

      Executive acknowledges and agrees that, by virtue of the duties and responsibilities attendant to his employment hereunder and the special knowledge of the Company's and Broadcast Subsidiary's affairs, business, clients and operations that he will have as a consequence of such employment, irreparable loss and damage will be suffered by the Company and Broadcast Subsidiary if Executive should breach or violate any of the covenants and agreements contained in Sections 5, 6, 7, 8, and 9; and Executive further acknowledges and agrees that each of such covenants are reasonably necessary to protect and preserve the Business of the Company and Broadcast Subsidiary. Executive, therefore, agrees and consents that, in addition to any other remedies available to it, the Company and Broadcast

Subsidiary shall be entitled to an injunction to prevent a breach by the Executive of any of the covenants or agreements contained in such Sections.

      12. Notices. Any notice required or permitted to be given to a party by another party hereto pursuant to this Agreement shall be in writing and shall be personally delivered, delivered by commercial delivery service such as FedEx, or sent by United States mail, certified, or registered, return receipt requested, first class postage and charges prepaid, in envelopes addressed to the parties as follows:

         Executive:   Steven M. Friedheim
                      c/o Friedheim Communications, Inc.
                      2918 Professional Parkway
                      Augusta, Georgia 30907

         Company:     Ventura Entertainment Group Ltd.
                      11466 San Vicente Boulevard
                      Los Angeles, California 90049

         Broadcast
         Subsidiary:  Soundview Media Investments, Inc.
                      631 2nd Avenue South
                      Nashville, Tennessee


or at such other addresses as shall be designated in writing as aforesaid by a party to the other parties thereto. Notices delivered in person or by commercial delivery service shall be effective on the date of delivery. Notices sent by United States mail shall be effective one day after mailing as provided above.

      13. Assignment: Exhibits. This Agreement may not be assigned by any of the parties hereto. All exhibits attached to this Agreement and referred to herein are hereby incorporated into this Agreement as if set forth herein.

      14. Amendment. No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by the parties hereto.

      15. Waiver. The waiver by either the Company or Broadcast Subsidiary, on the one hand, or Executive, on the other hand, of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or any other provision.

      16. Severability: Obligations. If any provision is determined to be unenforceable by court of competent jurisdiction, it shall be modified by the minimum amount necessary to render it valid, and the other provisions of this Agreement shall not be affected thereby. The Company's and Broadcast Subsidiary's obligations hereunder shall be joint and several.


      17. Governing Law; Costs. This Agreement shall be governed by and construed in accordance with the laws of the State of California. In the event of a breach of this Agreement by either party, the prevailing party, as determined by a court of competent jurisdiction, shall, in addition to his or its other damages and remedies, be entitled to reimbursement of his/its costs,
including  reasonable   attorneys'  fees  from  the  non-prevailing  party.


      18. Counterparts. This Agreement may be executed in counterparts, and each executed counterpart shall be treated as a complete Agreement.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and have affixed their seals as of the date first above written.

SOUNDVIEW MEDIA INVESTMENTS, INC.         VENTURA ENTERTAINMENT GROUP LTD.

By:                                       By:
    ____________________________              ____________________________
Title:                                       Floyd W. Kephart, Chairman
       _________________________              and Chief Executive Officer


                                          STEVEN M. FRIEDHEIM

                                          STEVEN M. FRIEDHEIM
                                          __________________________

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement and have affixed their seals as of the date first above written.

SOUNDVIEW MEDIA INVESTMENTS, INC.         VENTURA ENTERTAINMENT GROUP LTD.

By: FLOYD W. KEPHART                      By: FLOYD W. KEPHART
    ____________________________              ____________________________

Title: CEO                                    Floyd W. Kephart, Chairman
        _________________________              and Chief Executive Officer


                                          STEVEN M. FRIEDHEIM

                                          __________________________

                                                                       Exhibit A

                              Equity Appreciation

                         Formula for Increased Value of
                       Stations and Broadcast Subsidiary


      1. The increased value for purposes of the Equity Appreciation shall be the 'value of the Stations and other assets of the Broadcast Subsidiary as of the date of determination' (as described in paragraph 2 below):

    (a) less (i) the actual purchase price paid for any Station or other assets inclusive of debt and liabilities assumed; (ii) all interest paid or accrued on any debt relating to the purchase of any Station which has not been paid by the Broadcast Subsidiary; (iii) all cash amounts contributed by the Company to fund the operations of the Broadcast Subsidiary or any Station provided such cash has not been previously repaid to the Company; (iv) the fair market value of any common stock or other securities of the Company which were issued to make an equity contribution to the Broadcast Subsidiary, as of the date of such contribution, including but not limited to stock or securities issued to sellers of stations or assets, investment bankers, investors or the public (except to the extent already included in the purchase price in clause (a)(i) above); and (v) all capital expenditures made by any person or entity except the Broadcast Subsidiary on behalf of the Broadcast Subsidiary less accumulated depreciation,

    (b) plus (i) all net working capital (current assets minus current liabilities) of the Broadcast Subsidiary and Stations as of the date of determination; (ii) all distributions and payments, direct or indirect, including cash and the fair market value of property, whether by dividend or otherwise, made from the Broadcast Subsidiary and/or the Stations (owned by the Company, Broadcast Subsidiary or their divisions, affiliates (other than Trivest) or subsidiaries) to the Company or any of its divisions, affiliates or other subsidiaries at any time during the period the Company, Broadcast Subsidiary or any of their divisions, affiliates (other than Trivest) or subsidiaries owned the Stations through the date of determination, except to the extent, if any, that such distributions and payments are repayments of cash contributions under clause (a)(iii) above; and (iii) the actual sale price paid for any and all Stations or other assets sold by the Company, Broadcast Subsidiary or any of their divisions, affiliates (other than Trivest) or subsidiaries, whether in cash, stock or otherwise, inclusive of debt and liabilities assumed (if, in connection with any such sale(s), net working capital is not transferred to the buyer and is not retained by the Broadcast Subsidiary, e.g. if it is transferred to the Company, then such net working capital shall also be added to the foregoing); provided, however, that to the extent all cash flow from the Stations is not used to reduce any debt related to the purchase of Stations, the foregoing shall be calculated as if such cash flow was used to reduce such debt

      2. The 'value of the Stations and other assets of the Broadcast Subsidiary as of the date of determination' shall be the aggregate broadcast cash flow of all the Stations for the twelve-month period prior to such determination times the multiple. The multiple shall be the average of the multiples of broadcast cash flow (calculated in the same manner) to arrive at the purchase price for the last ten (10) comparable transactions (similar market size, audience share, affiliation) announced either in the six-month period prior to the determination date or, if there are less than ten (10) comparable transactions for such period, then in the twelve-month period prior to the determination date.

      3. Based on the Company's records the net amount of the actual purchase price paid for WHOA-TV and, as of the date hereof, the other assets of the Broadcast Subsidiary and the other amounts and adjustments under subparagraph 1(a) above minus the amounts and adjustments under subparagraph 1(b) above, also as of the date hereof, is $8,800,000 (to be reduced prior to December 31, 1995 following the exchange with the former limited partners of Frey Communications and the repayment of debt to Marine Midland Bank). If requested by Executive or the Broadcast Subsidiary on or prior to April 1 of any Contract Year the Broadcast Subsidiary and Executive shall promptly discuss in good faith and agree, tentatively, to the estimated amount of increased value of the Stations and other assets of the Broadcast Subsidiary as of December 31 of the prior Contract Year. Such amount shall be an estimate only, subject to receipt of additional information and future events, and such tentative estimate shall not be paid to Executive.

      4. Upon termination of Executive's employment by any party for any reason other than by the Broadcast Subsidiary for Cause, the actual amount of the Interest shall be determined and paid to Executive in accordance with the above formula and the procedures and provisions set forth in the Agreement. The provisions set forth in this Exhibit A shall be subject to the provisions of the Agreement including Exhibit B.

Note: The parties intend that Executive shall have a 20% interest in the equity appreciation of the Stations and other assets of the Broadcast Subsidiary. Promptly after the date hereof the parties will discuss the formula and its application in good faith, including whether 'net working capital' referred to in subparagraph 1(b)(i) above should be defined to be 'cash minus current liabilities' instead of 'current assets minus current liabilities'. The parties may, subject to mutual agreement on or before September 1, 1995, revise the above provisions (including subparagraph 1(b)(i)) if necessary to better or further reflect their intent.

                                                                       Exhibit B

                                Excluded Assets

A11 proceeds of sale or income from WHHY am and WHHY fm.

                                                                       Exhibit C

                       Options to be Issued to Executive



                                                   Number of
                                                  Shares which
                                                 may be Acquired
                                                  upon Exercise
                                                    of Options
                                                     Issued to
                                                  Executive in
               Contract Year                      Contract Year

         First Contract Year                         100,000
         (1995)

         Second Contract Year                         33,000
         (1996)

         Third Contract Year                          33,000
         (1997)

         Fourth Contract Year                         34,000
         (1998)



Notes: Options for the First Contract Year shall vest monthly on the last day of each month, beginning with August, at the rate of 20,000 shares per month.

          Options for the Second Contract Year shall vest monthly on the last day of each month, beginning with January, at the rate of 2,750 shares per month.

          Options for subsequent Contract Years shall vest on January 1 of the Contract Year.

          Amounts shown are minimums; the Company Board may increase the amounts in its discretion.




Terms of options

      1. Executive shall have the option to purchase from the Company a maximum of 200,000 shares of Common Stock, .001 par value per share ('Shares') for a total purchase price equal to the Exercise Price per share, payable as provided in subsection (iv) below. Options covering the Shares shall vest pursuant to the schedule set forth above. Executive may exercise vested options from time to time but before July 24, 2005 or the fifth anniversary of the termination of Executive's employment, whichever occurs first, by delivering written notices of Executive's exercise of the option to the Company, to the attention of the Chairman of the Compensation Committee, which notices shall include the number of Shares for which Executive is then exercising his option.

      2. Notwithstanding the foregoing, if (a) the Broadcast Subsidiary terminates the employment of Executive for Cause or (b) the Executive terminates his employment hereunder (except for a termination by Executive following a Change of Control or Acceleration Event), the options shall immediately become null and void, except with respect to that portion of the options granted hereunder which have already been properly exercised. If Executive dies or suffers a Disability all unvested options shall vest. If Executive's employment hereunder is terminated by the Company or Broadcast Subsidiary other than by the Broadcast Subsidiary for Cause, or by Executive following a Change or Control or Acceleration Event, then all options shall immediately vest and Executive shall continue to be entitled to exercise the options as provided herein.

      3. Executive's written notice of exercise of an option shall be accompanied by a check for the total purchase price. If Executive is no longer employed by the Broadcast Subsidiary or the Company, Executive's written notice of exercise of an option shall be accompanied by either a check for the total purchase price, by Executive's written instruction to deduct from the Shares then otherwise purchased the least number of Shares needed to meet or exceed the total purchase price or by a stock certificate representing Shares already in Executive's possession. If payment is in whole or in part by Shares, such Shares shall be valued at the closing bid price on the last business day before the written notice of exercise is given as reported in the Wall Street Journal on NASDAQ or any public stock exchange wherever Shares are currently listed (the 'Per Share Trading Price').

      4. Executive may transfer an option granted hereunder to Executive's spouse or children, or to a trust for the benefit of Executive, Executive's spouse and/or Executive's children; provided, however, that such transferee shall be able to exercise such option only if and when Executive could have exercised such option and any Shares acquired upon exercise of such transferred option shall be subject to the same limitations or restrictions that would have applied had Executive exercised such option. The payment provisions of the foregoing paragraph shall also apply to such transfers.

      Subject to the foregoing, the options granted hereunder shall be non-transferable by Executive, either voluntarily or by operation of law, otherwise than by will or the laws of descent and distribution, and shall be exercisable during the option holder's lifetime only by the option holder, regardless of any community property interest therein of the spouse of the option holder, or such spouse's successors in interest. If the spouse of the option holder shall have acquired a community property interest in such option, the option holder, or the option holder's permitted successors in interest, may exercise the option on behalf of the spouse of the option holder or such spouse's successors in interest.

      5. The Company shall have the right to require Executive to pay to the Company, in addition to the full purchase price of Shares acquired by exercise of any option, an amount sufficient to satisfy any federal, state or local tax withholding requirements prior to the delivery of any Shares hereunder, or to retain an appropriate number of Shares, valued at the Per Share Trading Price, necessary to satisfy such withholding obligation.

      6. In the event of any change in the Shares of the Company by reason of any stock dividend, recapitalization, reorganization, merger, consolidation, split-up, combination or exchange of Shares or of any similar change affecting Shares, the number of Shares subject to the options provided herein and their purchase price per share shall be appropriately adjusted consistent with such change in such manner as the Company Board may deem equitable to prevent dilution or enlargement of the option rights granted to Executive. Any adjustment so made shall be final and binding upon Executive.

      7. Executive hereby represents and warrants that if and when Executive purchases all or any portion of the Shares, such purchase will be for Executive's own account and solely for investment and not with a view toward resale or other distribution. Executive acknowledges and agrees that some or all of the Shares have not been and will not be registered under the Securities Act of 1933, as amended (the 'Act'), or under the securities laws of any state, and may not be sold, assigned, transferred or otherwise disposed of (except, to the extent permitted by applicable securities laws, to any trust in which Executive is the grantor and sole beneficiary during his lifetime and/or to any direct family members and/or to Executive's spouse) unless the Shares have been registered and qualified under the Act and any applicable state's securities law, or unless an exemption from such registration or qualification is available.

      Executive further acknowledges that some or all of the Shares may constitute 'restricted securities' within the meaning of Rule 144 promulgated by the Securities and Exchange Commission and the Shares may not be sold, assigned, transferred or otherwise disposed of except and unless all applicable conditions set forth in Rule 144 are satisfied or unless an exemption from registration under the Act is otherwise available.

      The certificates representing some or all of the Shares may contain the following legend:

            'The shares evidenced by this certificate have not been registered under the Securities Act of 1933, as amended (the 'Act'), or under the laws of any state and may not be sold, assigned, transferred or otherwise disposed of unless such shares have been registered or qualified under the Act and any applicable state's securities law, or unless an exemption from such registration or qualification is available.'


      After endorsement, the certificates representing the Shares shall be delivered to Executive, who shall, subject to the terms of this Agreement, be entitled to exercise all rights of ownership of such Shares. Certificates representing Shares not bearing a legend shall be delivered to Executive in exchange for the certificates bearing legends as and when, from time to time the Company receives an opinion of its or Executive's counsel to the effect that such legends may be removed, which opinion the Company agrees to seek in good faith if so requested by Executive.

      8. The Exercise Price per Share for each option granted hereunder shall equal the greater of $2.50 per Share and the fair market value on the date the options vest.

      9. If Executive's employment is terminated either by the Company or Broadcast Subsidiary other than for Cause, or by Executive following a Change of Control or Acceleration Event, Executive will have the right exercisable at any time and upon 10-day's notice to the Company, to require the Company to repurchase all outstanding vested and unvested options by paying to Executive the Spread Amount. For purposes of this Agreement, the Spread Amount shall mean the difference between the Exercise Price per Share and the Per Share Trading Price on the date notice is given by Executive multiplied by the number of outstanding options.

                              Steven M. Friedheim
                     President and Chief Executive Officer
                         Friedheim Communications, Inc.
                           2918 Professional Parkway
                             Augusta, Georgia 30907

                                                                   July 24, 1995

Mr. Floyd Kephart
Chairman and Chief Executive Officer
Ventura Entertainment Group Ltd.
11466 San Vicente Boulevard
Los Angeles, California 90049

         Re: My Representation and Company's Agreement Regarding
             Non-Compete and Non-Solicitation Covenants

Dear Floyd:

      As we discussed I am subject to certain non-compete and non-solicitation covenants contained in my prior agreement. Naturally we have to be sure that we do not to violate them. Accordingly I have had Jerry describe them on the attached and would appreciate your returning a signed copy to me.

      Also, as you know I have an agreement with Oppenheimer & Co. for the arrangement of financing.

                                                   Very truly yours,

                                                   STEVEN M. FRIEDHEIM

                                                   Steven M. Friedheim

                    Executive's Representation and Warranty
                 and Company's Agreement Regarding Restrictions


      Steven M. Friedheim ('Executive') represents and warrants to Ventura Entertainment Group Ltd. and Soundvlew Media Investments, Inc. (collectively 'Company') that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from entering into or undertaking his obligations under the Employment Agreement dated the date hereof between Executive and the Company except that pursuant to an Agreement dated February 23, 1995 among Executive, Augusta Family Broadcasting, Inc. ('AFBI'), Columbus Family Broadcasting, Inc. ('CFBI') and John D. Pezold, (collectively the 'Pezold Group'), Executive may not engage in the operation of a television station within forty-five (45) miles of the Richmond County, Georgia Courthouse or the Government Center of Columbus, Georgia and neither Executive nor any entity employing him (e.g., the Company), may solicit, attempt to solicit, divert or hire away any employee of AFBI or CFBI to work for Executive or any entity (the Company) employing him. A breach of the foregoing could, among other things, cause Executive to forfeit a second payment of $856,000 due him. These restrictions apply until March 15, 1997.

      Executive makes the foregoing representation and warranty regarding the scope of applicable restrictions on the one hand, and the Company agrees with Executive not to acquire a station within the aforesaid areas, solicit, attempt to solicit, divert or hire any AFBI or CFBI employee or otherwise cause a claimed or actual violation of the foregoing restrictions on the other hand. Executive has provided the Company with a list of the employees of AFBI and CFBI.

      Executive agrees to indemnify, defend and hold harmless the Company from any claim, alleged claim, loss, liability, damage or expense resulting from Executive's breach of the foregoing representation and warranty, including any claim by a third party based on a restriction or obligation not described above, and the Company agrees to indemnify, defend and hold harmless Executive from any claim, alleged claim, loss, liability, damage or expense resulting from the Company's breach of its agreement set forth above, including any claim or setoff by the Pezold Group based on the Company's acquisition of a station within the aforesaid areas or the Company's solicitation or hiring of a restricted employee. In the event of any breach of this agreement by either party the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to reimbursement of his/its costs, including reasonable attorneys' fees, from the non-prevailing party.

Date: July 24, 1995

VENTURA ENTERTAINMENT GROUP LTD.          SOUNDVIEW MEDIA INVESTMENTS, INC.

By: ____________________________          By: _____________________________
   Floyd W. Kephart, Chairman             Title: __________________________
    and Chief Executive Officer


                                          STEVEN M. FRIEDHEIM


                                          STEVEN M. FRIEDHEIM
                                          ________________________________

                    Executive's Representation and Warranty
                 and Company's Agreement Regarding Restrictions


      Steven M. Friedheim ('Executive') represents and warrants to Ventura Entertainment Group Ltd. and Soundvlew Media Investments, Inc. (collectively 'Company') that he is not a party to any agreement, contract or understanding, whether of employment or otherwise, which would in any way restrict or prohibit him from entering into or undertaking his obligations under the Employment Agreement dated the date hereof between Executive and the Company except that pursuant to an Agreement dated February 23, 1995 among Executive, Augusta Family Broadcasting, Inc. ('AFBI'), Columbus Family Broadcasting, Inc. ('CFBI') and John D. Pezold, (collectively the 'Pezold Group'), Executive may not engage in the operation of a television station within forty-five (45) miles of the Richmond County, Georgia Courthouse or the Government Center of Columbus, Georgia and neither Executive nor any entity employing him (e.g., the Company), may solicit, attempt to solicit, divert or hire away any employee of AFBI or CFBI to work for Executive or any entity (the Company) employing him. A breach of the foregoing could, among other things, cause Executive to forfeit a second payment of $856,000 due him. These restrictions apply until March 15, 1997.

      Executive makes the foregoing representation and warranty regarding the scope of applicable restrictions on the one hand, and the Company agrees with Executive not to acquire a station within the aforesaid areas, solicit, attempt to solicit, divert or hire any AFBI or CFBI employee or otherwise cause a claimed or actual violation of the foregoing restrictions on the other hand. Executive has provided the Company with a list of the employees of AFBI and CFBI.

      Executive agrees to indemnify, defend and hold harmless the Company from any claim, alleged claim, loss, liability, damage or expense resulting from Executive's breach of the foregoing representation and warranty, including any claim by a third party based on a restriction or obligation not described above, and the Company agrees to indemnify, defend and hold harmless Executive from any claim, alleged claim, loss, liability, damage or expense resulting from the Company's breach of its agreement set forth above, including any claim or setoff by the Pezold Group based on the Company's acquisition of a station within the aforesaid areas or the Company's solicitation or hiring of a restricted employee. In the event of any breach of this agreement by either party the prevailing party, as determined by a court of competent jurisdiction, shall be entitled to reimbursement of his/its costs, including reasonable attorneys' fees, from the non-prevailing party.

Date: July 24, 1995

VENTURA ENTERTAINMENT GROUP LTD.          SOUNDVIEW MEDIA INVESTMENTS, INC.

By: FLOYD W. KEPHART                      By: TED W. KAPLAN
   Floyd W. Kephart, Chairman             Title: CHAIRMAN
    and Chief Executive Officer


                                          STEVEN M. FRIEDHEIM


                                          ________________________________

                                     [LOGO]

                                    VENTURA
                            ------------------------
                            ENTERTAINMENT GROUP LTD.
                            ------------------------


July 24, 1995


Mr. Steven M. Friedheim
c/o Friedheim Communications, Inc.
2918 Professional Parkway
Augusta, Georgia 30907

Dear Steve:

As we discussed, if after the September 1995 meeting of the board of directors (the 'Board') of Ventura Entertainment Group Ltd. (the 'Company') you desire to become a member of the Board, please let me know, and, anything contained in your Employment Agreement to the contrary notwithstanding, the Company will promptly cause you to be elected as a full voting member of the Board. Other than normal travel expense reimbursement, indemnification and any D&O insurance we maintain for our Board members, such service will be without additional compensation.

Warmest personal regards,

FLOYD W. KEPHART

Floyd W. Kephart

FWK:sg


11466 San Vicente Boulevard, Los Angeles, California 90049 Phone: (310) 820-0607
                              Fax: (310) 820-0692
________________________________________________________________________________
       Charlotte - Detroit - Los Angeles - Naples - New York - San Diego